EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Newsletter for July 2011

WHITE PLAINS, N.Y., July 18, 2011 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) released its July newsletter today.

Bolstering Our Reputation in the Middle Market

On the heels of earning dual honors for Debt Financing Agent of the Year and Senior Secured Financing Agent of the Year for 2011 from The M&A Advisor, we are pleased to report that Fifth Street has won two more prestigious industry awards. During the recently held inaugural Champion Awards ceremony—designed to recognize the best deals and dealmakers in the mergers and acquisitions industry—Fifth Street was further recognized as 2011 Senior Lender of the Year and Dealmaker of the Year by the ACG (Association for Corporate Growth) and The M&A Advisor.

We view these accolades as a testimony to the conscious evolution we have pursued over the past year and the consistent role we have played as a flexible, long-term partner to the private equity industry. We were particularly delighted to see Casey Zmijeski singled out as one of the industry's shining stars. Awarded top dealmaker, Casey has considerably broadened and deepened Fifth Street's sponsor relationships. Thanks to his dedication and creativity, he has cultivated a highly-regarded reputation among top-tier private equity firms.

Thoughtful Expansion

As we continue to grow, we have the ability to participate in larger deals—one of the keys to our strong, competitive positioning. Equally important, we are determined to maintain our reputation for timely and diligent execution by scaling up our resources to accommodate the increased deal flow. In fact, in order to handle our robust pipeline, we have proactively added several new deal team members to our underwriting division.

While below our last two quarters, we continue to see healthy deal flow, with total closed originations of $120.1 million in the quarter ended June 30, 2011, $116.6 million of which were funded at close. Since January 1, 2011, Fifth Street has originated $420.1 million of investments. It is still early, but the current quarter appears to be off to a good start with $51.4 million closed so far this month. We anticipate a further uptick in activity in the second half of the year as we make further inroads from our expanded Chicago presence and our recent hires. We are also pleased to welcome Sunny Khorana, a Managing Director in our Chicago office who joined the organization in 2010, into the Partnership of Fifth Street Management LLC, our investment adviser.

Promising Developments with Lending Partners

Fifth Street continues to drive down its cost of capital. In particular, we have recently concluded the successful renegotiation of our ING facility—upsizing from $215 million to $230 million at a lower interest rate. This initiative is part of our ongoing mission to improve our debt terms and enhance returns to our shareholders.

Along those lines, we have also made substantial headway in establishing a relationship with a large multi-national lender which would become an important strategic partner. Forging such an alliance would allow us to expand our capacity for senior secured loans and benefit from long-term, lower cost financing.

Creating Shareholder Value

We anticipate net investment income per share in the $0.24 to $0.26 range for the quarter ending June 30, 2011 and remain dedicated to our belief in strong and consistent per share dividend levels. To that end, Fifth Street's Board of Directors has already declared monthly dividends of $0.1066 per share for the fourth fiscal quarter, payable in July, August and September, respectively, a dividend which has been consistent during the previous three quarters.

A Promising Turnaround

Looking ahead, we are upbeat about the progress that our portfolio management team has made with respect to industrial plastics recycling specialist Nicos Polymers & Grinding, Inc.—an underlying portfolio company which has the potential for significant upside. Although Fifth Street does not typically become closely involved with the day-to-day operations of its portfolio companies, our role can become more active when an opportunity to add value arises. In the case of Nicos, we recognized that a new leader could serve as a powerful agent for change, and Brian Coll of Coll Materials, an industry veteran, was engaged as a consultant to turn the company around. Under Coll's leadership, revenues and EBITDA have greatly improved and there is now reason for continued optimism.

Opportunity on the Horizon

The first half of the year has been quite productive: we have successfully executed on our plan to lower our cost of capital, diversify our liability structure and proactively position ourselves for an increase in interest rates. We intend to pursue the objectives of earning our dividend and achieving target levels of leverage using a risk-aware approach—preserving our favorable positioning should an economic downturn occur. We look forward to keeping you apprised of developments as the summer unfolds.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Fifth Street Finance Corp.
         Stacey Thorne, Executive Director, Investor Relations
         (914) 286-6811
         stacey@fifthstreetfinance.com